EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the 401(k) Plan Committee of
Chart House Enterprises, Inc. 401(k) Plan and
the Board of Directors of Angelo and Maxie’s, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-34947) on Form S-8 of Angelo and Maxie’s Inc. of our report dated June 28, 2004, with respect to the statements of net assets available for benefits of Chart House Enterprises, Inc. 401(k) Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and the related schedule of assets (held at end of year), which report appears in the December 31, 2003 annual report on Form 11-K of the Chart House Enterprises, Inc. 401 (k) Plan.

As further discussed in Note 1 to the financial statements, the Board of Directors of Angelo and Maxie’s Inc., the Plan’s sponsor terminated the Plan as of September 30, 2002.  In accordance with accounting principles generally accepted in the United States of America, the Plan has changed its basis of accounting used to determine the amounts at which investments are stated to the liquidation basis in the 2002 and 2003 financial statements.

/s/ KPMG LLP

Chicago, Illinois
June 28, 2004